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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT


To Board of Directors
America West Holdings Corporation


We consent to the incorporation by reference in the registration statement on Form S-8 of America West Holdings Corporation of our report dated March 10, 1999, relating to the consolidated balance sheets of America West Holdings Corporation and subsidiaries as of December 31, 1998, and 1997, and the related consolidated statements of income, cash flows and stockholders' equity for each of the years in the three-year period ended December 31, 1998, and the related consolidated financial statement schedule, which report appears in the December 31, 1998, annual report on Form 10-K of America West Holdings Corporation.


                                                                        KPMG LLP

Phoenix, Arizona
January 10, 2000